INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of RSL Communications, Ltd. on Form S-3 of our report dated March 2, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of RSL Communications, Ltd. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
April 26, 2000